Exhibit 8.2

July 23, 2004

Tele Celular Sul Participações S.A.

Rua Comendador Araújo 299 – 3° andar

Curitiba, Paraná 80420-000

Brazil

Ladies and Gentlemen:

Pursuant to the Agreement and Justification of Merger dated May 31, 2004, as amended and restated on July 19, 2004 (the “Agreement”), by and among Tele Celular Sul Participações S.A., a Brazilian corporation (“Acquiring Corporation”), and Tele Nordeste Celular Participações S.A., a Brazilian corporation (the “Company”), the Company is to merge with and into the Acquiring Corporation with the Acquiring Corporation surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as United States legal counsel to Acquiring Corporation in connection with the Merger and in that connection you have requested our opinion regarding certain United States federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The English translation of the Agreement submitted to us;

2.	The registration statement of Acquiring Corporation on Form F-4 (No. 333-116330) filed with the Securities and Exchange Commission with respect to the Acquiring Corporation preferred shares and American Depository Shares to be issued to the shareholders of the Company in connection with the Merger, as amended (the “Registration Statement”) and the prospectus included in the Registration Statement (the “Prospectus”);

July 23, 2004

3.	The representations made to us by Acquiring Corporation in the Tax Certificate of Acquiring Corporation to us dated as of the date hereof (the “Acquiring Corporation Tax Certificate”);

4.	The representations made to us by the Company in the Tax Certificate of the Company dated as of the date hereof (the “Company Tax Certificate”);

5.	The Acquiring Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003 (File No. 001-14491) filed with the Securities and Exchange Commission on May 20, 2004;

6.	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003 (File No. 001-14495) filed with the Securities and Exchange Commission on May 19, 2004, as amended by the Company’s Annual Report on Form 20 F/A, filed on June 8, 2004; and

5.	Such other instruments and documents related to the formation, organization and operation of Acquiring Corporation and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in the manner contemplated by the Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) original documents (including signatures) are authentic, (iii) documents submitted to us as copies, including copies submitted to us by facsimile or electronic transmission, conform to the original documents, (iv) the English translation of any document submitted to us accurately reflects the original Portuguese, (v) there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (vi) the Merger will be effective under applicable Brazilian law, and (vii) the shareholders of Acquiring Corporation do not unwind the Merger following the effective time of the Merger.

July 23, 2004

Furthermore, as to certain facts material to our opinion that we did not independently establish or verify, we have relied, with your permission, upon the accuracy of statements and representations of officers of Acquiring Corporation and the Company contained in the Acquiring Corporation Tax Certificate and the Company Tax Certificate and have assumed, with your permission and without independent investigation, that, (i) as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, (ii) any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification, (iii) any representation or statement that a fact, circumstance or conclusion “should” exist or be true means that such fact, circumstance or conclusion does in fact exist or is in fact true, and (iv) all statements and representations, whether or not qualified are true and will remain true through the effective time of the Merger.

Based on the facts and assumptions specified herein and the statements, covenants, representations and warranties contained in the Documents, and on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today’s date, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today’s date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time with retroactive effect. No assurances can be given as to the effect of any such change on our opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become inaccurate, please advise us so that we may consider the effect, if any, on our opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of Acquiring Corporation and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. No other person or party shall be entitled to rely on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the sections captioned “Part Two—Summary—Summary of Merger—Material Tax Considerations,” “Part Five—The Merger—Material Tax Considerations—United States Federal Income Tax Considerations” and “Part Eight—Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under

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Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP